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                            STOCK PURCHASE AGREEMENT

                                  by and among

                     NFO EUROPE (DEUTSCHLAND) GMBH & CO. KG

                               NFO WORLDWIDE, INC.

                                       and

                                   ALL OF THE
                                  STOCKHOLDERS
                                       OF
                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                            -------------------------

                       for all of the outstanding stock of

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                            -------------------------

                             As of November 10, 1998

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                                TABLE OF CONTENTS

                                                                    PAGE

1.    Sale and Purchase of Shares; Assumption of Liabilities...........1
      1.1   Sale and Purchase of Shares................................1
      1.2   Payment of Purchase Price..................................2
      1.3   Delivery of Shares.........................................2
      1.4   Transfer of Shares.........................................2
      1.5   Adjustment of Purchase Price after the Closing.............2

2.    Closing; Closing Date............................................6

3.    Representations and Warranties of the Sellers as to the Company
      and the Subsidiaries.............................................7
      3.1   Due Incorporation and Authority............................7
      3.2   Subsidiaries and Other Affiliates..........................7
      3.3   Outstanding Capital Stock..................................8
      3.4   Options or Other Rights....................................8
      3.5   Charter Documents and Corporate Records....................9
      3.6   Financial Statements......................................10
      3.7   No Material Adverse Change................................11
      3.8   Compliance with Laws......................................11
      3.9   No Breach.................................................12
      3.10  Claims and Proceedings....................................13
      3.11  Intellectual Property; Licenses...........................13
      3.12  Liabilities...............................................15
      3.13  Indebtedness for Borrowed Money; Cash Position............15
      3.14  Operations of the Company.................................16
      3.15  Full Disclosure...........................................18
      3.16  Dividends; Capital Contributions..........................18
      3.17  Freelancers...............................................19
      3.18  Representations and Warranties on Closing Date............19

4.    Representations and Warranties of Each Seller...................19
      4.1   Title to the Shares.......................................19
      4.2   Authority to Execute and Perform Agreement................20
      4.3   Litigation Involving Stockholders.........................21
      4.4   Due Incorporation and Authority...........................21
      4.5   Disposition of Assets.....................................21
      4.6   Limited Guarantee.........................................22
      4.7   Representations and Warranties on Closing Date............22

5.    Representations and Warranties of the Buyer and NFO.............22
      5.1   Funding...................................................22

                                        i
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                                                                    PAGE

6.    Covenants and Agreements........................................22
      6.1   Conduct of Business.......................................22
      6.2   Corporate Examinations and Investigations.................23
      6.3   Publicity.................................................24
      6.4   Expenses..................................................24
      6.5   Indemnification of Brokerage..............................24
      6.6   Related Parties...........................................25
      6.7   Termination of Agreements.................................26
      6.8   Supervisory Board.........................................26
      6.9   Suits Against Certain Stockholders........................26
      6.10  Further Assurances........................................27
      6.11  Employment Agreements.....................................27
      6.12  Supervisory Board Resignations............................27

7.    Conditions Precedent to the Obligation of NFO and the Buyer
      to Close........................................................28
      7.1   Representations and Covenants.............................28
      7.2   HSR Act Filing............................................28
      7.3   No Claims.................................................28
      7.4   Due Diligence Investigation...............................29
      7.5   Termination of Agreements.................................29

8.    Conditions Precedent to the Obligation of the Sellers to Close..29
      8.1   Representations and Covenants.............................29
      8.2   HSR Act Filing............................................30
      8.3   No Claims.................................................30

9.    Non-Competition/Non-Solicitation Covenant.......................30
      9.1   Non-Compete/Non-Solicitation..............................30
      9.2   Rights and Remedies Upon Breach...........................31
      9.3   Severability of Covenants.................................32
      9.4   Blue-Pencilling...........................................32
      9.5   Enforceability in Jurisdictions...........................32

10.   Survival of Representations and Warranties of the Sellers After
      Closing.........................................................33

11.   Indemnification.................................................34
      11.1  Obligation of the Sellers To Indemnify....................34
      11.2  Obligation of NFO to Indemnify............................35
      11.3  Notice to Indemnifying Party..............................35
      11.4  Limitations on Indemnification............................38

12.   Termination of Agreement........................................40
      12.1  Termination...............................................40

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                                                                    PAGE

13.   Miscellaneous...................................................43
      13.1  Certain Definitions.......................................43
      13.2  Consent to Arbitration....................................47
      13.3  Notices...................................................47
      13.4  Entire Agreement..........................................48
      13.5  Waivers and Amendments; Non-Contractual Remedies;
            Preservation of Remedies..................................49
      13.6  Governing Law.............................................49
      13.7  Binding Effect; Assignment................................50
      13.8  Usage.....................................................50
      13.9  Counterparts..............................................50
      13.10 Exhibits and Schedules; Cross References..................50
      13.11 Headings..................................................51
      13.12 Interpretation............................................51
      13.13 Severability of Provisions................................51

                                       iii
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   SCHEDULES

      1.2      -   Shareholders
      1.3      -   Share Ownership
      3.2.1    -   Subsidiaries
      3.2.2    -   Ownership Interests
      3.3      -   Capitalization of Subsidiaries
      3.4      -   Options or Other Rights
      3.9.1    -   Breaches and Conflicts
      3.10.1   -   Outstanding Orders
      3.10.2   -   Claims and Proceedings
      3.11.1   -   Intellectual Property Licenses
      3.11.2   -   Invalid Licenses
      3.11.3   -   Intellectual Property Claims
      3.11.4   -   Trademarks
      3.12.1   -   Material Liabilities
      3.12.2   -   Future Liabilities
      3.13     -   Indebtedness
      3.14.1   -   Incurrence of Debt
      3.14.2   -   Reductions in Cash
      3.14.3   -   Loans or Advances
      3.14.4   -   Sale or Disposition of Property
      3.14.5   -   Amendments
      3.14.6   -   Material Transactions
      3.15     -   Documents
      3.16     -   Dividends; Capital Contributions
      6.6      -   Debts to be Repaid
      6.7      -   Termination of Agreements

   EXHIBIT A   -   Form of Transfer Document

                                       iv
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                            STOCK PURCHASE AGREEMENT


         AGREEMENT, dated as of November 10, 1998, by and among NFO EUROPE (DEUTSCHLAND) GMBH & CO. KG, a German limited partnership (the "Buyer"), NFO WORLDWIDE, INC., a Delaware corporation ("NFO"), and THE HOLDERS LISTED ON
SCHEDULE 1.2 (each a "Seller" and, collectively, the "Sellers"), for the purchase and sale of all of the issued and outstanding shares of capital stock of INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING, a German AKTIENGESELLSCHAFT (stock corporation) (the "Company").

         The Buyer is a wholly owned indirect subsidiary of NFO. The Sellers are the legal and beneficial owners of all of the issued and outstanding shares of common stock, par value DM50 per share (the "Shares"), of the Company. The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, all of the Shares upon the terms and subject to the conditions of this Agreement.

         Certain terms used in this Agreement are defined in Section 13.1.

         Accordingly, the parties agree as follows:

         1. Sale and Purchase of Shares; Assumption of Liabilities.

                  1.1 Sale and Purchase of Shares. At the closing provided for in Article 2 (the "Closing"), upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements of the Sellers, the Buyer and NFO contained herein, the Sellers shall sell to the Buyer, and the Buyer shall
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                                                                               2

purchase from the Sellers, all of the Shares for an aggregate purchase price (the "Purchase Price") equal to DM 200,000,000, to be paid in cash in accordance with Section 1.2.

                  1.2 Payment of Purchase Price. The Buyer shall pay the Purchase Price to the Sellers at the Closing by the wire transfer of immediately available funds allocated in the amount of DM 120 million to Equita Beteiligungen KGaA, in the amount of DM 50 million to Dr. Lena-Renate Ernst, in the amount of DM 20 million to Dr. Hartmut Kiock and in the amount of DM 10 million to Werner Hampf. It is hereby agreed that the Purchase Price shall be transferred to the account in the United States set forth on Schedule 1.2 and that the Sellers shall bear responsibility for transferring the Purchase Price from such account into individual accounts for each Seller. Notwithstanding the foregoing, following the Closing the Purchase Price shall be subject to adjustment in accordance with Section 1.5 hereof.

                  1.3 Delivery of Shares. At the Closing, each Seller shall deliver to the Buyer stock certificates representing the number of Shares set forth opposite such Seller's name on Schedule 1.3, such bearer shares collectively constituting all of the outstanding capital stock of the Company.

                  1.4 Transfer of Shares. At the Closing, each of the Sellers and the Buyer shall execute a stock transfer document in the form attached as Exhibit A (the "Transfer Document").

                  1.5 Adjustment of Purchase Price after the Closing. The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 1.5 hereof:
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                                                                               3

                           (a) As promptly as practical, but in any event within
seventy-five (75) calendar days after the Closing Date, the Sellers shall cause Haarmann, Hemmelrath & Partners GmbH (the "Sellers' Accountants") to deliver to NFO and the Buyer (I) an audited consolidated balance sheet of the Company as of September 30, 1998, and the related consolidated statement of income, including the notes (ANHANG) thereto, for the business year then ended (the "1998 Financials"), together with (II) a report (such report being the "Preliminary Closing Statement") thereon of the Sellers' Accountants (x) stating that the
1998 Financials fairly present the consolidated financial position of the
Company and the entities consolidated therein as at September 30, 1998 and the consolidated results of operations of the Company and the entities consolidated therein for the period covered thereby, in each case in accordance with German GAAP applied on a basis consistent with past periods and (y) setting forth calculations of the Net Worth of the Company and the 1998 Consolidated Entities (as defined in Section 13.1) (computed in the manner set forth in the defined term Net Worth) as of the close of business on September 30, 1998 and of EBITDA of the Company and the 1998 Consolidated Entities (as defined in Section 13.1) (computed in the manner set forth in the defined term EBITDA) for the twelve months ended September 30, 1998. Following the Closing, the Buyer shall provide to the Sellers and the Sellers' Accountants reasonable access during normal business hours to the books and records of the Company and the 1998 Consolidated Entities relevant for the preparation of the 1998 Financials and the Preliminary Closing Statement. The procedures and methods used to prepare the
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                                                                               4

Preliminary Closing Statement shall be those utilized in preparing the Company's statutory audit.

                           (b) NFO, the Buyer and their authorized
representatives shall have the right to review the books and records and work papers of the Sellers and the Sellers' Accountants for the purpose of verifying the 1998 Financials and the Preliminary Closing Statement. The Buyer may dispute any amounts reflected on the Preliminary Closing Statement in respect of either Net Worth or EBITDA by giving the Sellers notice in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within sixty (60) days of the Buyer's receipt of the Preliminary Closing Statement. In the event of such a dispute, the Sellers' Accountants and the Buyer's accountant shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the parties are unable to resolve the dispute within sixty (60) days after receipt by the
Sellers of the Buyer's written notice of dispute, the Sellers' Accountants and the Buyer's accountant shall submit the items remaining in dispute for resolution to an Independent Accounting Firm, which shall, within sixty (60)
days after such submission, determine and report to the Sellers and the Buyer upon such remaining disputed items. The fees and disbursements of the
Independent Accounting Firm shall be allocated between the Sellers, on the one hand, and the Buyer, on the other hand, in proportion to their relative success, as determined by the Independent Accounting Firm, in connection with the final disposition of disputed items. The determination of the Independent Accounting Firm shall be final and binding upon the
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                                                                               5

Buyer and the Sellers. The Preliminary Closing Statement shall be deemed final for the purposes of this Section 1.5 upon (i) the sixtieth (60th) day after the Buyer's receipt of the Preliminary Closing Statement, if the Buyer has not notified the Sellers of a dispute prior to such time or (ii) the final resolution of all disputes, as provided hereinabove, if the Buyer has timely notified the Sellers of such a dispute.

                           (c) Upon the Preliminary Closing Statement's being
deemed final (the "Final Closing Statement") as provided in Section 1.5(b), an adjustment to the Purchase Price shall be made as follows:

                                    (i) if the EBITDA (the "Closing EBITDA") as
shown in the Final Closing Statement exceeds DM33,550,000, the Purchase Price shall be increased by an amount equal to the product of the amount by which the Closing EBITDA exceeds DM32,025,000 times 8.1;

                                    (ii) if the Closing EBITDA is less than
DM27,450,000, the Purchase Price shall be reduced by an amount equal to the product of the amount by which the Closing EBITDA is less than DM28,975,000 times 8.1; and

                                    (iii) if the Net Worth as shown in the Final
Closing Statement is less than DM17,804,370, the Purchase Price shall be reduced by an amount equal to DM17,804,370 less the Net Worth as shown in the Final Closing Statement.

                           (d) Within ten (10) days after the Preliminary
Closing Statement is deemed to be final as provided above, any increase in the Purchase Price shall be paid by the Buyer to the Sellers, and any decrease in the Purchase Price shall be
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                                                                               6

paid by the Sellers to the Buyer, with any payments to the Sellers being pro rated among them in accordance with their respective percentage ownership of the Shares; provided, however, that if the Buyer shall have timely objected to the Preliminary Closing Statement in accordance with Section 1.5(b), then pending resolution of the amounts or items subject to dispute, the Buyer, on the one hand, or the Sellers, on the other hand, as the case may be, shall, within five
(5) days after the delivery by the Buyer of its written objection, pay to the other the amount of any Purchase Price adjustment to the extent of any amounts which are not subject to dispute. Any Purchase Price adjustment pursuant to this
Section 1.5 shall be paid in cash in the lawful currency of the Federal Republic of Germany by wire transfer of immediately available funds pursuant to wire transfer instructions which shall be provided by the party or parties entitled to receive such cash, to the other party or parties and shall bear interest from the Closing Date through the date of payment at an annual rate equal to the three-month Frankfurt Interbank Offered Rate, in effect at the time of such payment, plus one percent (1.0%).

                           (e) Notwithstanding anything to the contrary
contained herein, in no event shall the amount of any net increase or decrease in the Purchase Price pursuant to this Section 1.5 exceed, in the aggregate, DM100 million.

         2. Closing; Closing Date. The Closing of the sale and purchase of the Shares contemplated hereby shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, at 10:00 a.m. local time, on November 17, 1998, or such other time or date as the parties may mutually agree in writing, provided that all of the conditions to the Closing set forth in Articles 7 and 8 have been satisfied or waived by the party
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                                                                               7


entitled to waive the same. The time and date upon which the Closing occurs is herein called the "Closing Date."

         3. Representations and Warranties of the Sellers as to the Company and the Subsidiaries. The Sellers, jointly and severally, guarantee within the meaning of an autonomous guarantee (EIGENSTANDIGES GARANTIEVERSPRECHEN), to NFO and the Buyer as follows:

                  3.1 Due Incorporation and Authority. The Company is a AKTIENGESELLSCHAFT (stock corporation) duly organized and incorporated, validly existing and in good standing under the Laws of the Federal Republic of Germany and has all requisite necessary corporate power and lawful authority to own, lease and operate its properties and to carry on its business as now being and heretofore conducted. The Company and each of its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a Material Adverse Effect.

                  3.2 Subsidiaries and Other Affiliates. Schedule 3.2.1 sets forth the name and jurisdiction of organization of each corporation or other entity (collectively, "Subsidiaries") in which the Company directly or indirectly owns or has the power to vote shares of any capital stock or other ownership interests having voting power to elect a majority of the directors of such corporation, or other persons performing similar functions for such entity, as the case may be. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and lawful authority to own, lease and operate its properties and to carry on its business as now being and heretofore conducted. Except for the Subsidiaries and as set forth on Schedule 3.2.2, neither the Company nor any Subsidiary owns, directly or indirectly, any interest in any other person. Schedule 3.2.2 sets forth the percentage ownership of the entities listed on Schedule 3.2.2 by the Company and the Subsidiaries.

                  3.3 Outstanding Capital Stock. The Company is authorized to issue 2,000 shares of common stock, par value DM50 per share (the "Common Stock"), of which all shares are bearer shares and are issued and outstanding. All of the outstanding shares of Common Stock are owned by the Sellers, in the respective amounts set forth on Schedule 1.3, free and clear of any Liens. Each of the Sellers will surrender such shares pursuant to Section 1.3 and will transfer title to such shares pursuant to Section 1.4 free and clear of any Liens. The authorized, issued and outstanding shares of capital stock or other ownership interests of each Subsidiary are set forth on Schedule 3.3. All issued and outstanding capital stock or other ownership interests of each Subsidiary is owned by the Company, or the Subsidiaries of the Company, as set forth on
Schedule 3.3, free and clear of any Lien. Except as set forth on Schedule 3.3, all of the outstanding shares of capital stock of the Company and the Subsidiaries are duly authorized and validly issued, fully paid and nonassessable.

                  3.4 Options or Other Rights. Except as set forth on Schedule 3.4, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company, any of the Subsidiaries or any Seller any shares of the capital stock or any other security of the Company or any of the Subsidiaries, and there is no outstanding security of any kind of the Company or any of the Subsidiaries convertible into capital stock.

                  3.5 Charter Documents and Corporate Records. The Sellers have heretofore delivered or made available to NFO and the Buyer true and complete certified excerpts of the HANDELSREGISTER (commercial register kept by the local German courts) and, where applicable, corporate certificates (certified by the respective corporation's secretary or an assistant secretary, or any other such person competent to so certify), or comparable instruments, of the Company and each of the Subsidiaries as in effect on the date hereof. Where applicable, the minute books, or comparable records, of the Company and each of the Subsidiaries heretofore have been made available to NFO and the Buyer for their inspection and, to the knowledge of the Sellers, contain true and complete records of all meetings and consents in lieu of meeting of the VORSTAND (management board), the AUFSICHTSRAT (supervisory board) (and any committee thereof) and shareholders of the Company and each of the Subsidiaries since the later of 1996 or the time of the Company's organization or any such Subsidiary's organization, as the case may be, and accurately reflect all transactions referred to in such minutes and consents in lieu of meeting. Where applicable, the stock books, or comparable records, of the Company and each of the Subsidiaries heretofore have been made available to NFO and the Buyer for their inspection and are true and complete.

                  3.6 Financial Statements. The consolidated balance sheets of the Company as of September 30, 1997 and September 30, 1996 and the related consolidated statements of income for the business years then ended, including the notes (ANHANG) thereto, certified by the Company's WIRTSCHAFTSPRUFER, independent certified public accountants, which have been delivered to NFO or the Buyer, fairly present the consolidated financial position of the Company and the entities consolidated therein (the "Consolidated Entities") as at such dates and the consolidated results of operations of the Company and the Consolidated Entities for such respective periods, in each case in accordance with German generally accepted accounting principles ("German GAAP") consistently applied for the periods covered thereby. (The foregoing consolidated financial statements of the Company as of September 30, 1997 and for the year then ended are sometimes herein called the "Audited Financials," the consolidated balance sheet included in the Audited Financials is sometimes herein called the "Balance Sheet" and September 30, 1997 is sometimes herein called the "Balance Sheet Date"). The consolidated balance sheet of the Company as of September 30, 1998 and the related consolidated statements of income for the business year then ended, including the notes (ANHANG) thereto, certified by the Company's WIRTSCHAFTSPRUFER, independent certified public accountants, which will be delivered to NFO and the Buyer in accordance with Section 1.5 hereof, will fairly present the consolidated financial position of the Company and the entities consolidated therein as at September 30, 1998 and the consolidated results of operations of the Company and the entities consolidated therein for such period, in each case in accordance with German GAAP consistently applied for the period covered thereby.

                  3.7 No Material Adverse Change. Since the Balance Sheet Date, there has been no Material Adverse Effect, and the Sellers do not know of any such change which is threatened, nor has there been any damage, destruction or loss which could have or has had a Material Adverse Effect, whether or not covered by insurance.

                  3.8 Compliance with Laws. To the knowledge of the Sellers, neither the Company nor any of the Subsidiaries is in violation of any applicable order, judgment, injunction, award, decree or writ (collectively, "Orders"), or any applicable law, statute, code, ordinance, regulation, Permit or other requirement (collectively, "Laws") (including Orders or Laws that affect the use, occupancy and operation of any real property assets of the Company or any of the Subsidiaries), of any governmental entity, domestic or foreign, or any non-governmental regulating body (to the extent that the rules, regulations or orders of such body have the force of law) or any court or arbitrator (collectively, "Governmental Bodies") and, to the knowledge of the Sellers, none of the Company, any of the Subsidiaries or any of the Sellers has received notice that any such violation is being or may be alleged. To the knowledge of the Sellers, neither the Company nor any of the Subsidiaries has made any illegal payment to officers or employees of any Governmental Body, or made any payment to customers for the sharing of fees or to customers or suppliers for the rebating of charges, or engaged in any other reciprocal practice, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by the Company or any of the Subsidiaries.

                  3.9 No Breach. The execution and delivery by the Sellers of this Agreement, the consummation of the transactions contemplated hereby and the compliance by the Company and the Sellers with any of the provisions hereof will not (a) violate, conflict with or result in any breach of any provision of the SATZUNG (articles of association) (or comparable instruments) of the Company or any of the Subsidiaries; (b) require the Company or any of the Subsidiaries to obtain any consent, approval, authorization or action of, or make, other than filings required under the HSR Act, any filing with or give any notice to, any Governmental Body or any other person; (c) to the knowledge of the Sellers and except as set forth on Schedule 3.9.1, violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement (collectively, the "Contracts") to which the Company or any of the Subsidiaries is a party or by or to which the Company or any of the Subsidiaries or any of their properties is or may be bound or subject, or result in the creation of any Lien upon any of the properties of the Company or any of the Subsidiaries pursuant to the terms of any such Contract; (d) if the HSR Act approval is obtained, violate any Law of any Governmental Body or any Order of any Governmental Body applicable to the

Company or any of the Subsidiaries or to their respective securities, properties or business; or (e) to the knowledge of the Sellers, violate or result in the revocation or suspension of any Permit of the Company or the Subsidiaries.

                  3.10 Claims and Proceedings. To the knowledge of the Sellers and except as set forth on Schedule 3.10.1 there are no outstanding Orders of any Governmental Body against or involving the Company or any of the Subsidiaries. To the knowledge of the Sellers, except as set forth on Schedule
3.10.2 there are no claims, actions, proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or liabilities in respect thereof are covered by insurance), pending or threatened, against or involving the Company or any of the Subsidiaries or any of their properties, owned or leased. To the knowledge of the Sellers, there is no fact, event or circumstance that may give rise to any Orders of any Governmental Body or any Claim that would be required to be set forth on Schedule 3.10.1 or 3.10.2 if currently pending or threatened.

                  3.11 Intellectual Property; Licenses.

                           (a) To the knowledge of the Sellers, the Company or a
Subsidiary owns or is licensed or otherwise has the valid right to use all Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Mask Works, Software and Software Guides and other proprietary rights (collectively, the "Intellectual Property") that are used presently in connection with the businesses of the Company and the Subsidiaries.

                           (b) Schedule 3.11.1 lists all material licenses,
sublicenses and other agreements ("IP Licenses") under which the Company or any of the

Subsidiaries is either a licensor or licensee of any Intellectual Property and on which a substantial portion of the business activities of the Company or the Subsidiaries is based.

                           (c) The Sellers heretofore have caused the Company
and the Subsidiaries to have delivered to NFO and the Buyer true, correct and complete copies of all material documents evidencing Intellectual Property and IP Licenses (including all modifications, amendments and supplements).

                           (d) To the knowledge of the Sellers, none of the
Company, the Subsidiaries or any other party is in breach of or default under any IP License, and each IP License is now and, except as set forth on Schedule 3.11.2, immediately following the consummation of the transactions contemplated by this Agreement will be, valid and in full force and effect.

                           (e) To the knowledge of the Sellers and except as set
forth on Schedule 3.11.3, no Claim is pending or threatened that challenges the right to use any Intellectual Property, nor do the Sellers know of any valid grounds for any such Claim.

                           (f) To the knowledge of the Sellers, no third party
is infringing upon or otherwise violating the Intellectual Property rights of the Company or any of the Subsidiaries.

                           (g) To the knowledge of the Sellers, the Company and
the Subsidiaries have taken all necessary action to maintain and protect each of the Trademarks listed on Schedule 3.11.4.

                           (h) To the knowledge of the Sellers, none of the
material Trade Secrets of the Company or any of the Subsidiaries has been disclosed to any person unless such disclosure was necessary and was made pursuant to a confidentiality agreement.

                  3.12 Liabilities. To the knowledge of the Sellers, as at the Balance Sheet Date, the Company and the Subsidiaries did not have any material direct or indirect indebtedness, liability, Claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, of a kind required by German GAAP to be set forth on a financial statement or in the notes thereto ("Liabilities") that were not fully and adequately reflected or reserved against on the Balance Sheet or described in the notes to the Audited Financials. To the knowledge of the Sellers and except as set forth on Schedule 3.12.1, the Company and the Subsidiaries have not, except in the ordinary course of business, incurred any material Liabilities since the Balance Sheet Date. To the knowledge of the Sellers, there is no circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities of the Company or any of the Subsidiaries or any successor to their businesses except in the ordinary course of business or as otherwise set forth on Schedule 3.12.2.

                  3.13 Indebtedness for Borrowed Money; Cash Position. Except as set forth on Schedule 3.13, neither the Company nor any 1998 Consolidated Entity has any Indebtedness for Borrowed Money. As of September 30, 1998, the Indebtedness for Borrowed Money from banking institutions of the Company and the 1998 Consolidated

Entities was less than DM44 million. As of September 30, 1998, the Net Debt Position of the Company and the 1998 Consolidated Entities was not more than DM33 million. As of the date hereof, the Net Debt Position of the Company and the 1998 Consolidated Entities is not materially different than the Net Debt Position of such entities as of September 30, 1998.

                  3.14 Operations of the Company. To the knowledge of the Sellers, since the Balance Sheet Date neither the Company nor any of the Subsidiaries has:

                           (a) made any direct or indirect redemption,
retirement, purchase or other acquisition of any shares of its capital stock;

                           (b) except for short-term bank borrowings in the
ordinary course of business or except as set forth on Schedule 3.14.1, incurred any Indebtedness for Borrowed Money;

                           (c) except as set forth on Schedule 3.14.2, reduced
its cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

                           (d) waived any material right under any Contract of
the type required to be set forth on any Schedule;

                           (e) made any change in its accounting methods or
practices or made any change in depreciation or amortization policies or rates adopted by it;

                           (f) materially changed any of its business policies,
including advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

                           (g) except as set forth on Schedule 3.14.3, made any
loan or advance to any of its shareholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;

                           (h) except for inventory or equipment in the ordinary
course of business or as set forth on Schedule 3.14.4, sold, abandoned or made any other disposition of any of its properties or assets or made any acquisition of all or any part of the properties, capital stock or business of any other person;

                           (i) paid, directly or indirectly, any of its material
Liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

                           (j) terminated or failed to renew, or received any
written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract that is or was material to the business of the Company and its Subsidiaries;

                           (k) except as set forth on Schedule 3.14.5, amended
its SATZUNG (articles of association), or comparable instruments, or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its businesses; or

                           (l) except as set forth on Schedule 3.14.6, engaged
in any other material transaction other than in the ordinary course of business.

                  3.15 Full Disclosure. All information and documentation in writing (collectively, "Documents") delivered prior to the date hereof by or on behalf of the Sellers to NFO or the Buyer in connection with this Agreement and the transactions contemplated hereby and listed on Schedule 3.15 are, to the knowledge of the Sellers, true, complete and authentic. To the knowledge of the Sellers, no representation or warranty of the Sellers contained in this Agreement and no Document furnished by or on behalf of the Sellers prior to the date hereof to NFO and the Buyer in connection with this Agreement or in connection with the transactions contemplated hereby, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading. To the knowledge of the Sellers, there is no fact that the Sellers have not disclosed to NFO and the Buyer in writing that materially adversely affects or, so far as any of the Sellers can now foresee, will materially adversely effect the business, assets, properties, prospects or condition (financial or otherwise) of the Company and its Subsidiaries or the ability of the Sellers to perform this Agreement.

                  3.16 Dividends; Capital Contributions. Except as set forth on
Schedule 3.16, since the Balance Sheet Date, (x) the Company has not declared or paid any dividends or declared or made any other distributions of any kind to its shareholders and (y) no person has made any capital contribution to the Company or any of the Consolidated Entities; provided that any capital contribution by the Company to one of the Consolidated Entities or by one Consolidated Entity to another Consolidated Entity shall not constitute a breach of the representation and warranty set forth in this Section 3.16.

                  3.17 Freelancers. The Sellers have no knowledge that public-law bodies or comparable authorities categorize, as a general matter, the free-lance agreements concluded by the Company or its Subsidiaries as labor agreements or employment agreements as defined in the applicable, labor, tax or social contributions laws. In particular, no judicial proceedings or specific formal investigations (other than routine investigations) in this regard are pending or have been announced.

                  3.18 Representations and Warranties on Closing Date. The representations and warranties contained in this Article 3 shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, other than such representations and warranties as are expressly made as of another date.

         4. Representations and Warranties of Each Seller. Each Seller, severally and not jointly, guarantees within the meaning of an autonomous guarantee (EIGENSTANDIGES GARANTIEVERSPRECHEN), to the Buyer and NFO as follows:

                  4.1 Title to the Shares. As of the Closing Date, such Seller shall own legally and beneficially, free and clear of any Lien, and shall have full power and authority to convey free and clear of any Lien, the Shares set forth opposite such

Seller's name on Schedule 1.3, and, upon execution of the Transfer Document and upon delivery of and payment for such Shares at the Closing as herein provided, such Seller will convey to the Buyer good and valid title thereto, free and clear of any Lien.

                  4.2 Authority to Execute and Perform Agreement. Such Seller has full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which such Seller is or will be a party and to perform fully such Seller's obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Seller, and on the Closing Date, each and every agreement and instrument contemplated hereby to which such Seller is a party will be duly executed and delivered by such Seller and (assuming due execution and delivery hereof and thereof by the other parties hereto and thereto) this Agreement and each such other agreement and instrument will be the valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms. The execution and delivery by such Seller of this Agreement and each and every agreement and instrument contemplated hereby to which such Seller is a party, the consummation of the transactions contemplated hereby and thereby and the performance by such Seller of this Agreement and each such other agreement and instrument in accordance with their respective terms and conditions will not (a) if applicable, violate any provision of the SATZUNG (articles of association) of such Seller; (b) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute

(or with notice or lapse of time or both constitute) a default under, any Contract to which such Seller is a party or by or to which such Seller is or the Shares held by such Seller are or may be bound or subject; (c) require such Seller to obtain any consent, approval, authorization or action of, or make, other than filings required under the HSR Act, any filing with or notice to, any Governmental Body or any other person; (d) if the HSR Act approval is obtained, violate any Law of any Governmental Body or any Order of any Governmental Body applicable to such Seller or to the Shares held by such Seller; or (e) result in the creation of any Lien on the Shares held by such Seller.

                  4.3 Litigation Involving Stockholders. Such Seller is not a party to, or to its knowledge, has not been threatened with, any litigation or judicial, administrative or arbitration proceeding which is likely to delay materially or prevent the consummation of the transactions contemplated hereby or have a material adverse effect upon the ability of such Seller to perform its obligations hereunder.

                  4.4 Due Incorporation and Authority. Equita Beteiligungen KGaA ("Equita") represents and warrants that it is a KOMMANDITGESELLSCHAFT AUF AKTIEN (partnership limited by shares) duly organized and incorporated and validly existingunder the Laws of the Federal Republic of Germany, and has all requisite corporate power and authority to enter into and to perform under this Agreement.

                  4.5 Disposition of Assets. Such Seller is not, by entering into and performing under this Agreement, disposing of all or materially all of its, his or her assets.

                  4.6 Limited Guarantee. The Sellers do not make any representations, warranties or guarantees other than those expressly provided in this Agreement.

                  4.7 Representations and Warranties on Closing Date. The representations and warranties contained in this Article 4 shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, other than such representations and warranties as are expressly made as of another date.

         5. Representations and Warranties of the Buyer and NFO. Each of NFO and the Buyer, jointly and severally, guarantee within the meaning of an autonomous guarantee (EIGENSTANDIGES GARANTIEVERSPRECHEN), to the Sellers as follows:

                  5.1 Funding. NFO and the Buyer shall have sufficient funds available either from internal sources or from loan facilities to pay the Purchase Price at the Closing as well as any future Purchase Price adjustments.

         6. Covenants and Agreements.

                  6.1 Conduct of Business. From the date hereof through the Closing Date, the Sellers agree that they shall cause the Company and the Subsidiaries to conduct their businesses in the ordinary course and, without prior consultation with NFO and the Buyer, not to undertake any of the actions specified in Section 3.14. The Sellers shall give NFO and the Buyer prompt notice of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of (i) any representation or warranty, whether made as of the date hereof or as of the Closing Date, or (ii) any covenant contained in this Agreement.

                  6.2 Corporate Examinations and Investigations. Prior to the Closing Date, NFO and the Buyer shall be entitled, through their employees and representatives, including Paul, Weiss, Rifkind, Wharton & Garrison, Gleiss Lutz Hootz Hirsch Rechtsanwalte and Arthur Andersen GmbH (collectively, the "Representatives"), to make investigation of the properties, businesses and operations of the Company and the Subsidiaries, and examination of the books, records and financial condition of the Company and the Subsidiaries at reasonable times, under reasonable circumstances and to a reasonable extent, with the details of such due diligence investigation to be agreed on between the Sellers and NFO. No investigation by NFO and the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement. If this Agreement terminates, (a) NFO and the Buyer shall keep confidential and shall not use in any manner any information or documents obtained from the Company or the Subsidiaries concerning their properties, businesses and operations, unless (i) use or disclosure of such information or documents shall be required by applicable Law or Order of any Governmental Body, (ii) use or disclosure of such information or documents is reasonably required in connection with any Claim against or involving NFO or the Buyer or (iii) such information or documents are readily ascertainable from public or published information or trade sources (other than information known generally to the public as a result of a violation of this Section 6.2) or are already known or subsequently developed by NFO or the Buyer independently of any investigation of the Company or the Subsidiaries; and (b) any documents obtained from the Company or the Subsidiaries and all copies thereof shall be returned.

                  6.3 Publicity. So long as this Agreement is in effect, the parties agree that they shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or any other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party; provided, however, that NFO may make any announcement required by applicable law or regulation with, if reasonably practicable, prior written notice to, and consultation with, the Sellers.

                  6.4 Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants.

                  6.5 Indemnification of Brokerage. The Sellers, jointly and severally, represent and warrant to NFO and the Buyer that no broker, finder, agent or similar intermediary (a "Broker") is entitled to receive any brokerage or finder's or financial advisor's fee from the Company or any of the Subsidiaries in conjunction with the transactions contemplated by this Agreement. The Sellers agree, jointly and severally, to indemnify and hold harmless NFO, the Buyer, the Company and the Subsidiaries from any Claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of the Company, any of the

Subsidiaries or any of the Sellers, and to bear the cost of legal expenses incurred in defending against any such claim. Each of NFO and the Buyer represents and warrants to the Sellers that no Broker other than William Blair & Company has acted on behalf of NFO or the Buyer in connection with this Agreement or the transactions contemplated hereby, and that, other than to William Blair & Company, there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with NFO or the Buyer, or any action taken by NFO or the Buyer. Each of NFO and the Buyer agrees to indemnify and hold harmless the Company, the Subsidiaries and the Sellers from any Claim or demand for commission or other compensation by any Broker (including, without limitation, William Blair & Company) claiming to have been employed by or on behalf of NFO or the Buyer, and to bear the cost of legal expenses incurred in defending against any such claim.

                  6.6 Related Parties. The Sellers shall, prior to the Closing,
(a) pay or cause to be paid to the Company or each of the Subsidiaries, as the case may be, all amounts owed to the Company or such Subsidiary by any of the Sellers or any affiliate of any of the Sellers and (b) cause the Company and each of the Subsidiaries to pay back to the Sellers or to any affiliate of the Sellers the debts set forth on Schedule 6.6. At and as of the Closing, any debts of the Company or any of the Subsidiaries owed to any of the Sellers or to any affiliate of any of the Sellers shall be canceled, except those debts owed to any Seller in respect of his or her employment with the Company or any of the Subsidiaries and incurred in the ordinary course of business.

                  6.7 Termination of Agreements. The Sellers shall, prior to the Closing, terminate or cause to be terminated all Contracts between the Company or a Subsidiary, on the one hand, and a Seller or any affiliate of a Seller, on the other hand, except for such contracts set forth on Schedule 6.7, and the Company or such Subsidiary, as the case may be, shall retain no obligations under such terminated Contracts.

                  6.8 Supervisory Board. To the extent not already paid prior to the Closing, following the Closing, NFO shall cause the Company to pay each member of the Company's supervisory board compensation for the fiscal year ended September 30, 1998 in an amount equal to his or her compensation for the fiscal year ended September 30, 1997, which amounts were DM20,000 for the chairman, DM15,000 for the deputy chairman and DM10,000 for each of the supervisory board's other four members.

                  6.9 Suits Against Certain Stockholders. Equita and Dr. Lena-Renate Ernst hereby covenant and agree that neither of them will sue, or file or institute any claim, action or proceeding against or involving, Dr. Hartmut Kiock or Werner Hampf, or both, arising out of this Agreement or the operation of the Company or any of the Subsidiaries, other than suits, claims, actions or proceedings to obtain Dr. Kiock's and Mr. Hampf's proportionate share of any indemnification obligations pursuant to Article 11 of this Agreement. Notwithstanding the foregoing, nothing contained herein shall preclude Equita or Dr. Ernst from suing Dr. Kiock or Mr. Hampf, or both, to the extent that prior to the Closing Date Dr. Kiock or Mr. Hampf, or both, willingly and fraudulently concealed information from Dr. Ernst and/or Equita that was necessary to make the representations or warranties of the Sellers in this Agreement not materially false or misleading.

                  6.10 Further Assurances. Each of the parties shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby, including, without limitation, the Sellers using their reasonable best efforts to promptly provide to NFO and the Buyer all information required in connection with appropriate filings and submissions with the BUNDESKARTELLAMT (Federal Cartel Office).

                  6.11 Employment Agreements. Each of Dr. Hartmut Kiock and Werner Hampf hereby covenant and agree that they will terminate their existing employment agreements with the Company and enter into new employment agreements with the Company upon the consummation of the acquisition of the Company by the Buyer. The terms of such employment agreements will be substantially consistent with the terms of the draft agreements previously reviewed by NFO, on the one hand, and by Dr. Hartmut Kiock and Werner Hampf, on the other hand.

                  6.12 Supervisory Board Resignations. The Sellers shall cause the members of the Company's supervisory board (AUFSICHTSRATSMITGLIEDER) to resign therefrom or shall withdraw such members therefrom, in either case at or prior to the Closing. The Sellers shall indemnify the Company from and against any claims or causes of action by such former supervisory board members except in respect of any claims for the payments to be made pursuant to Section 6.8 hereof.

         7. Conditions Precedent to the Obligation of NFO and the Buyer to Close. The obligation of NFO and the Buyer to enter into and complete the Closing is subject, at the option of NFO and the Buyer acting in accordance with the provisions of Article 12 with respect to termination of this Agreement, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by NFO and the Buyer:

                  7.1 Representations and Covenants. The representations and warranties of the Sellers contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Each of the Sellers shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by such Seller on or prior to the Closing Date. Each Seller shall have delivered to NFO and the Buyer a certificate, dated the date of the Closing and signed by such Seller, to the foregoing effect.

                  7.2 HSR Act Filing. Any person required in connection with the transactions contemplated by this Agreement to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

                  7.3 No Claims. No Claims shall be pending or, to the knowledge of NFO, the Buyer, the Company, any of the Subsidiaries or any of the Sellers, threatened, before any Governmental Body (including investigations instituted by the United States Department of Justice or the Federal Trade Commission in connection with antitrust regulations) to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the transactions contemplated hereby or which has had or may have, in the reasonable judgment of NFO or the Buyer, a Material Adverse Effect.

                  7.4 Due Diligence Investigation. The results of the due diligence investigation conducted in accordance with Section 6.2 above shall be satisfactory to NFO and the Buyer in their sole discretion.

                  7.5 Termination of Agreements. The Buyer shall have received evidence satisfactory to it of the termination of all Contracts required to be terminated pursuant to Section 6.7 and of the release of any obligations under such Contracts of the Company or any of the Subsidiaries.

         8. Conditions Precedent to the Obligation of the Sellers to Close. The obligation of the Sellers to enter into and complete the Closing is subject, at the option of the Sellers acting in accordance with the provisions of Article 12 with respect to termination of this Agreement, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Sellers:

                  8.1 Representations and Covenants. The representations and warranties of NFO and the Buyer contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Each of NFO and the Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. NFO and the Buyer shall have delivered to the Sellers a certificate, dated the date of the Closing and signed by an officer of NFO and the Buyer, to the foregoing effect.

                  8.2 HSR Act Filing. Any person required in connection with the transactions contemplated by this Agreement to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

                  8.3 No Claims. No Claims shall be pending or, to the knowledge of NFO, the Buyer, the Company, any of the Subsidiaries or any of the Sellers, threatened, before any Governmental Body (including investigations instituted by the United States Department of Justice or the Federal Trade Commission in connection with antitrust regulations) to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the transactions contemplated hereby.

         9. Non-Competition/Non-Solicitation Covenant.

                  9.1 Non-Compete/Non-Solicitation. Following the Closing, for a period of four years following the Closing Date, each such Seller shall not, directly or indirectly, in any geographical area or in any foreign country in which the Company or any of the Subsidiaries engages in business on the Closing Date (which areas and countries include, without limitation, the Federal Republic of Germany, the European Union, the United States of America and Canada), in any form or manner:

                           (a) own, manage, control, participate in, consult
with, render services for, or in any manner engage in any business competing with the market research businesses of NFO and the Buyer and the businesses of the Company or their respective Subsidiaries as such businesses exist or are in process on the Closing Date; provided, however, that each such Seller may be a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as such Seller has no active participation in the business of such corporation; or

                           (b) (i) induce or attempt to induce any employee of
NFO, the Buyer, the Company or any of their respective subsidiaries to leave the employ thereof or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of NFO, the Buyer, the Company or any of their respective Subsidiaries to cease doing business with NFO, the Buyer, the Company or any such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and NFO, the Buyer, the Company or any of their respective Subsidiaries.

                  9.2 Rights and Remedies Upon Breach. If a Seller breaches, or threatens to commit a breach of, any of the provisions of Section 9.1(a) (the "Restrictive Covenants"), NFO and the Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to NFO and the Buyer under law or in equity:

                           (a) Specific Performance. The right and remedy to
have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to NFO and the Buyer and that money damages will not provide adequate remedy to NFO or the Buyer; and

                           (b) Accounting. The right and remedy to require a
Seller to account for and pay over to NFO or the Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by such Seller as the result of any transactions constituting a breach of any of the Restrictive Covenants, and such Seller shall account for and pay over such benefits to NFO or the Buyer.

                  9.3 Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  9.4 Blue-Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  9.5 Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect NFO's or the Buyer's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

         10. Survival of Representations and Warranties of the Sellers After Closing. Notwithstanding any right of NFO and the Buyer to investigate fully the affairs of the Company and the Subsidiaries and any right of the Sellers to investigate fully the affairs of NFO and notwithstanding any knowledge of facts determined or determinable by NFO, the Buyer or the Sellers pursuant to such investigation or right of investigation, NFO, the Buyer and the Sellers have the right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement or in any Documents delivered pursuant to this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder. Except for those representations and warranties in Sections 3.3, 3.4,
4.1 and 4.2 (all of which representations and warranties shall terminate and expire ten years after the Closing Date), all representations and warranties (but not covenants or indemnification obligations pursuant to Section 11) contained in this Agreement shall terminate and expire on February 10, 2001. The indemnification obligations pursuant to

Sections 11.1(y) and (z) shall terminate and expire 90 days after the expiration of the relevant statute of limitations.

         11. Indemnification.

                  11.1 Obligation of the Sellers To Indemnify. Subject to the limitations contained in Article 10 and Section 11.4, from and after the Closing Date the Sellers shall be jointly and severally liable to, and shall indemnify, defend and hold harmless the Buyer, NFO and the Company (and any of their directors, officers, partners, employees, agents and affiliates) (each, an "NFO Indemnified Party") from and against all claims, losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable fees of attorneys and disbursements (collectively, "Losses") (which, for the purposes hereof, shall also include the reasonable fees of attorneys and disbursements incurred by an NFO Indemnified Party in bringing a claim under this Agreement, prosecuting its rights of indemnity in respect of such claim and collecting any amounts awarded upon such claim) suffered, sustained or incurred or required to be paid by any such person due to, based upon, arising out of or otherwise in respect of (x) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Sellers contained in this Agreement or any certificate required to be delivered in connection therewith,
(y) 50% of any Loss resulting from the disallowance of the allocation of step up from the acquisition costs of Infratest Burke AG Holding in 1995 for trade tax purposes for the period ending on the Closing Date, and (z) 50% of any Loss (income tax, trade tax or otherwise) resulting from the transfer of participations in non-German entities to Infratest Burke International GmbH Holding in fiscal year 1995/96;

provided, however, that the Sellers shall not be liable for indemnification pursuant to clause (x) of this Section 11.1 in respect of any individual Loss that is less than DM25,000.

                  11.2 Obligation of NFO to Indemnify. Subject to the limitations contained in Article 10 and Section 11.4, from and after the Closing Date the Buyer and NFO shall be jointly and severally liable to, and shall, indemnify, defend and hold harmless each Seller (each, a "Seller Indemnified Party") from and against all Losses (which, for the purposes hereof, shall also include the reasonable fees of attorneys anddisbursements incurred by a Seller Indemnified Party in bringing a claim under this Agreement, prosecuting its rights of indemnity in respect of such claim and collecting any amounts awarded upon such claim) suffered, sustained or incurred or required to be paid by any such person due to, based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Buyer or NFO contained in this Agreement or any certificate required to be delivered by NFO pursuant thereto.

                  11.3 Notice to Indemnifying Party.

                           (a) If either an NFO Indemnified Party, on the one
hand, or any Seller Indemnified Party, on the other hand, as the case may be (the "Indemnitee"), receives written notice of any third party claim or potential claim or the commencement of any action or proceeding which could give rise to an obligation on the part of any Seller, on the one hand, or the Buyer or NFO, on the other hand, as the case may be, to provide indemnification (the "Indemnifying Party") pursuant to Section 11.1 or 11.2, the Indemnitee shall promptly give the Indemnifying Party notice thereof (the "Indemnification Notice"); provided, that the failure to give the Indemnification Notice promptly shall not impair the Indemnitee's right to indemnification in respect of such claim, action or proceeding unless, and only to the extent that the lack of prompt notice adversely affects the ability of the Indemnifying Party to defend against or diminish the Losses arising out of such claim, action or proceeding. Delivery of the Indemnification Notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement. The Indemnification Notice shall contain factual information (to the extent known to the Indemnitee) describing the asserted claim in reasonable detail and shall include copies of any notice or other document received form any third party in respect of any such asserted claim. The Indemnifying Party shall have the right to assume the defense of a third party claim or suit described in this Section 11.3 at its own cost and expense and with counsel of its own choosing; provided, however, that the Indemnifying Party acknowledges in writing (at the time it elects to assume the defense of such claim or suit, which shall be not later than 30 days after the date of the Indemnification Notice) its obligation under this Section 11.3 to indemnify the Indemnitee with respect to such claim or suit; such counsel is reasonably satisfactory to the Indemnitee; the Indemnitee is kept fully informed of all developments and is furnished copies of all papers; the Indemnitee is given the opportunity, at its option, to participate at its own cost and expense and with counsel of its own choosing (which shall be reasonably satisfactory to the Indemnifying Party) in the defense of such claim or suit; and the Indemnifying Party diligently prosecutes the defense of such claim or suit. In the event that all of the conditions of the foregoing provision are not satisfied, the Indemnitee shall have the right, without impairing any of its rights to indemnification as provided herein, to assume and control the defense of such claim or suit and to settle such claim or suit. No settlement of any such third party claim or suit shall be made by the Indemnifying Party without the prior written consent of the Indemnitee (which shall not be unreasonably withheld). No settlement of any such third party claim or suit shall be made by the Indemnitee if the Indemnifying Party shall have assumed the defense thereof and shall be in compliance with its obligations with respect thereto as set forth above in this Section 11.3. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party, any books, records or other documents within its control that are necessary or appropriate for such defense. Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel at the Indemnifying Party's expense and to control its own defense of such asserted liability if in the reasonable opinion of counsel to such Indemnitee (i) there are or may be legal defenses available to such Indemnitee or to other Indemnitees that are different from or additional to those available to the Indemnifying Party, or (ii) a conflict or potential conflict exists between the Indemnifying Party and such Indemnitee that would make such separate representation advisable.

                           (b) If any NFO Indemnified Party or any Seller
Indemnified Party, as the case may be, has a claim (or potential claim) in respect of any Loss based upon, arising out of or otherwise in respect of a breach of any representation, warranty, covenant or agreement contained herein or in any certificate required to be delivered in connection herewith which does not relate to a claim, suit or proceeding by a third party, then such NFO Indemnified Party or Seller Indemnified Party, as the case may be, shall send to the Sellers or the Buyer, respectively, a written notice describing the facts or circumstances with respect to the subject matter of such claim (or potential claim). Any such notice must be received by the Sellers or the Buyer, as the case may be, on or prior to the date on which the representation or warranty on which such claim (or potential claim) or action or proceeding is based ceases to survive as set forth in Article 10, irrespective of whether the subject matter of such claim (or potential claim), action or proceeding shall have occurred before or will occur after such date.

                  11.4 Limitations on Indemnification. Anything in Section 11.1 to the contrary notwithstanding, no indemnification payment shall be made pursuant to Section 11.1 except to the extent that the amounts that would otherwise be payable under Section 11.1 taken together would aggregate at least DM2,400,000 (the "Minimum Amount"); provided, however, that the foregoing exception shall not apply to indemnification in respect of any breach of the representations and warranties contained in Sections 3.13, 3.16 or Article 4 or any indemnification pursuant to clauses (y) or (z) of Section 11.1. Notwithstanding anything to the contrary contained herein, any Loss in respect of indemnification pursuant to clause (x) of Section 11.1 that is less than DM25,000 shall not be counted when determining whether the Minimum Amount has been reached; provided, however, that the full amount of any Loss in respect of indemnification pursuant to clause (x) of Section 11.1 that equals or exceeds DM25,000 shall be counted when determining whether the Minimum Amount has been reached.

After the Minimum Amount has been met all amounts payable under Section 11.1 (including the Minimum Amount) shall be payable by the Sellers until the amounts paid by the Sellers shall equal DM100 million (the "Maximum Amount"); provided, however, that the Maximum Amount shall be increased by 50% of the amount of any Purchase Price adjustment paid to the Sellers pursuant to Section 1.5 of this Agreement. For purposes of this Article 11, the amount of any Loss and the amount of any indemnification payment to be made by any party shall be determined (i) without deducting therefrom any Tax benefit obtained following the date hereof by reason of the deductibility for Tax purposes of any damage, loss or payment giving rise to any such Loss or indemnification payment, (ii) without including therein an increase or "gross-up" for any Tax liability that may be incurred following the date hereof by reasons of the inclusion in income of, or by reason of a reduction in tax basis as a result of, any indemnification payment received hereunder, but (iii) in case an Indemnifying Party is liable to indemnify an NFO Indemnified Party from Tax liabilities for periods prior to the Closing Date, by deducting therefrom any Tax benefits (but net of interest and penalties) obtained by the NFO Indemnified Party for periods following the Closing Date which result from the same event, circumstance or state of facts causing such Tax payment; provided, however, that in case such Tax benefit will be obtained later than the indemnification payment has to be made, the Indemnified Party will be reimbursed by the NFO Indemnified Party only at the time the benefit actually accrues to the NFO Indemnified Party.

         In addition, for purposes of this Article 11, the amount of any Loss and the amount of any indemnification payment to be made by any party shall be determined by deducting therefrom (i) any insurance payment received after the date hereof which results from the event, circumstance or state of facts causing the Loss and (ii) any indemnification payment received from a third party which results from the event, circumstance or state of facts causing the Loss; provided, however, that in each case such deductions from indemnification payments in respect of insurance payments and third party indemnification payments shall only be made (x) to the extent such insurance or indemnification payments have actually been obtained and (y) with respect to payments the insured or indemnified party obtains in the future, only when such benefits are actually received by the insured or indemnified party shall they be reimbursed to the indemnifying party.

         Notwithstanding anything to the contrary contained herein, no Indemnitee shall be entitled to recover any amount in excess of any Loss that it actually suffers, regardless of whether one or multiple guarantees have been breached.

         12. Termination of Agreement.

                  12.1 Termination. This Agreement may be terminated prior to the Closing as follows:

                           (a) at the election of the Sellers if any one or more
of the conditions to the obligation of the Sellers to close set forth in Article 8 has not been fulfilled as of the scheduled Closing Date;

                           (b) at the election of the Buyer or NFO, if any one
or more of the conditions to the obligation of the Buyer and NFO to close set forth in Article 7 has not been fulfilled as of the scheduled Closing Date;

                           (c) at the election of the Sellers, the Buyer or NFO,
if any legal proceeding is commenced or threatened by any Governmental Body seeking to prevent the consummation of the Closing and the Sellers, the Buyer or NFO, as the case may be, reasonably and in good faith deems it impracticable or inadvisable to proceed in view of such legal proceeding;

                           (d) at the election of the Sellers if the Buyer or
NFO has breached any material representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by the Closing Date;

                           (e) at the election of the Buyer or NFO, if any of
the Sellers has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by the Closing Date;

                           (f) at any time on or prior to the Closing Date, by
mutual written consent of the Sellers, the Buyer and NFO; or

                           (g) notwithstanding anything to the contrary
contained herein, unless the parties hereto otherwise agree in writing, this Agreement shall terminate automatically at the close of business on November 17, 1998 if the Buyer has not paid the Purchase Price to the Sellers by such time for any reason or no reason at all.

         If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 12.2.

                  12.2 Survival After Termination. If this Agreement terminates pursuant to Section 12.1(a) - (f) and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any party on account of the nonsatisfaction of the conditions set forth in Articles 7 and 8 resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of another party under this Agreement. If Buyer does not pay the Purchase Price and this Agreement terminates pursuant to Section 12.1(g) and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and have no further force or effect and no party hereto shall have any liability to any other party hereunder for the failure to consummate the transaction as contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, (i) the provisions of Section 6.2 relating to the obligation of the Buyer and NFO to keep confidential and not to use certain information and data obtained by it from the Company or the Subsidiaries, as the case may be, and to return documents to the Company or the Subsidiaries, as the case may be, and (ii) the provisions of Sections 6.3, 6.4 and 6.5, this Section
12.2 and Article 13 shall survive any termination of this Agreement.

         13. Miscellaneous.

                  13.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

         "1998 Consolidated Entities" shall mean the Company and such entities to be consolidated as of September 30, 1998 in accordance with German GAAP applied on a consistent basis with past practice.

         "affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such person.

         "Copyrights" means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

         "DM" means Deutsche Mark, the lawful currency of the Federal Republic of Germany.

         "EBITDA" shall mean, with respect to the Company and the 1998 Consolidated Entities (Konzern-Jahresuberschub), on a consolidated basis, the net income of such entities, before provision for income taxes and income tax payments (Steuem vom Einkommen und vom Ertrag), plus interest expense, depreciation expense, amortization expense and minority interest expense (Konzernfremden Zustehender Anteile am Jahresergebnis), determined in accordance with German GAAP applied on a basis consistent with past periods.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indebtedness for Borrowed Money" means all obligations for borrowed money (including accrued but unpaid interest) including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured.

         "Independent Accounting Firm" shall mean PricewaterhouseCoopers, or, if such firm shall decline to act or is not, at the time of any submission of disputed items to such firm under Section 1.5(b), independent of each of the Sellers, NFO and the Buyer, an independent public accounting firm mutually agreed to by the Buyer and the Sellers; provided, however, that if the Buyer and the Sellers cannot mutually agree on the identity of the Independent Accounting Firm within ten (10) days after PricewaterhouseCoopers has declined to act or been deemed not to be independent, the Buyer, on the one hand, and the Sellers, on the other hand, shall each submit the name of a "big five" accounting firm that does not at the time and has not in the prior two years provided services to the Buyer, NFO, any Seller or any of their respective affiliates, and the Independent Accounting Firm shall be selected by lot.

         "Internet Assets" means any internet domain names and other computer user identifiers and any rights in and to sites on the world wide web including rights in and to any text, graphics, audio and video files, and html or other code incorporated in such sites.

         "knowledge" with respect to any Seller, means the knowledge of such Seller or any of its officers and directors, as the case may be, provided that each Seller shall be deemed to have, in addition to its, his or her own knowledge, the cumulative knowledge of each of the other Sellers; and "knows" has a correlative meaning. It is further agreed that the Sellers will not be imputed to have any additional knowledge solely as a result of receiving a copy of the written Arthur Andersen due diligence reports prepared for the benefit of NFO Worldwide, Inc.; provided, for purposes of clarification, that, facts known to the Sellers independent of such written reports shall constitute the knowledge of the Sellers for purposes of this Agreement.

         "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever.

         "Mask Works" means any mask works and registrations and applications for registration thereof.

         "Material Adverse Effect" means a material adverse affect on the business, assets, properties, prospects, condition (financial or otherwise) or the results of operations of the Company and its Subsidiaries, taken as a whole.

         "Net Debt Position" means the difference between the Indebtedness for Borrowed Money from banking institutions of the Company and the 1998 Consolidated Entities) and the book cash position of the Company and the 1998 Consolidated Entities; provided, that no more than DM3 million of the consolidated book cash utilized in such calculation shall be attributable to Burke, Inc.

         "Net Worth" shall mean, with respect to the Company and the 1998 Consolidated Entities, on a consolidated basis, their KONZERNEIGENKAPITAL, which shall equal total assets less total liabilities determined in accordance with German GAAP applied on a basis consistent with past periods.

         "Patents" means any foreign or United States patents and patent applications including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

         "Permits" means all licenses, permits, exemptions, consents, waivers, authorizations, rights, orders or approvals of, and all required registrations with, any Governmental Body that are required in connection with the conduct of the business of, or the intended use of any properties of, the Company or any of the Subsidiaries.

         "person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

         "property" or "properties" means real, personal or mixed property, tangible or intangible.

         "Software and Software Guides" means any computer software programs, source code, object code, data, documentation, (i) computer software, computer programs, source code data and documentation, user manuals, administrator or director guides, flow charts and programmers' notes relating to computer software and programs developed by or on behalf of the Company or any of the Subsidiaries.

         "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, property, stamp, registrations, sales, license, payroll, consumption, withholding, franchise and value added taxes and any secondary tax liability, imposed by Germany or any other country or any local government or taxing authority or political subdivision or agency thereof or therein, and such term shall include any interest, penalties or additions attributable to such taxes, charges, fees, levies or other assessments.

         "Trade Secrets" means any trade secrets, research records, processes, procedures, manufacturing and marketing, formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

         "Trademarks" means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

         The following capitalized terms are defined in the following Sections of this Agreement:

     Term                                                 Section
     ----                                                 -------
     1998 Financials                                      1.5(a)
     Audited Financials                                   3.6
     Balance Sheet                                        3.6
     Balance Sheet Date                                   3.6
     Broker                                               6.5
     Buyer                                                Preamble
     Claims                                               3.10
     Closing                                              1.1
     Closing Date                                         2
     Closing EBITDA                                       1.5(c)(i)
     Common Stock                                         3.3
     Company                                              Preamble
     Consolidated Entities                                3.6
     Contracts                                            3.9
     Documents                                            3.15
     Employment Agreements                                6.10
     Equita                                               4.4
     Final Closing Statement                              1.5(c)
     German GAAP                                          3.6
     Governmental Bodies                                  3.8
     Indemnification Notice                               11.3
     Indemnifying Party                                   11.3
     Indemnitee                                           11.3
     Intellectual Property                                3.11
     Interim Financials                                   3.6
     IP Licenses                                          3.11
     Laws                                                 3.8
     Liabilities                                          3.12
     Losses                                               11.1
     Maximum Amount                                       11.4
     Minimum Amount                                       11.4
     NFO                                                  Preamble
     NFO Indemnified Party                                11.1
     Noncompete Trigger Date                              9.1
     Orders                                               3.8
     Preliminary Closing Statement                        1.5(a)
     Purchase Price                                       1.1
     Required Consents                                    3.9
     Representatives                                      6.2

     Term                                                 Section
     ----                                                 -------
     Seller                                               Preamble
     Seller Indemnified Party                             11.2
     Sellers' Accountants                                 1.5(a)
     Shares                                               Preamble
     Subsidiaries                                         3.2
     Transfer Document                                    1.4

                  13.2 Consent to Arbitration. Any differences and disputes arising out of or relating to this Agreement or the transactions contemplated hereby shall be submitted to binding arbitration in Germany in accordance with the rules of the German Arbitration Institution DIS. A three member panel of arbitrators shall be selected, one by the Buyer, one by the Sellers, and the third by the two arbitrators selected by the Buyer and the Sellers. All proceedings shall be conducted in the English language and any documents originally in English or German will be admissible without translation. Any award entered in any such arbitration shall be final and binding, and may be entered and enforced in any court of competent jurisdiction.

                  13.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States or German mails, as follows:

                         (a)  if to the Buyer or NFO, to:

                              Two Pickwick Plaza
                              Greenwich, Connecticut 06830

                              Attention:  Chief Financial Officer
                              Facsimile:  (203) 629-8885

                              with a copy to:

                              Paul, Weiss, Rifkind, Wharton & Garrison
                              1285 Avenue of the Americas
                              New York, New York  10019-6064

                              Attention:  James M. Dubin
                              Facsimile:  (212) 757-3990

                         (b) if to the Sellers, to each at their address listed on the signature pages hereto, with a copy to:

                              Hoenig Rechtsanwaelte
                              Maximilianstrasse 14
                              80539 Munchen

                              Attention:  Dr. Michael Hoenig
                              Facsimile:  0114989297600

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

                  13.4 Entire Agreement. This Agreement and any collateral agreements executed in connection with the consummation of the transactions contemplated hereby contain the entire agreement among the parties with respect to the purchase of the Shares and supersede all prior agreements, written or oral, with respect thereto.

                  13.5 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer, NFO and the Sellers or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement or any Documents delivered pursuant to this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement or any Documents delivered pursuant to this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

                  13.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of Germany applicable to agreements made and to be performed entirely within such State.

                  13.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law, except that either the Buyer or NFO may assign rights hereunder to any of its affiliates, to any successor to all or substantially all of its business or assets or to any bank or other financial institution that may provide financing for the transactions contemplated hereby.

                  13.8 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words "include," "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation."

                  13.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                  13.10 Exhibits and Schedules; Cross References. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein and all references to this Agreement shall be deemed to include the Exhibits and Schedules. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

                  13.11 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

                  13.12 Interpretation. The parties acknowledge and agree that:
(i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

                  13.13 Severability of Provisions.

                           (a) If any provision or any portion of any provision
of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.

                           (b) If the application of any provision or any
portion of any provision of this Agreement to any person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                     NFO EUROPE (DEUTSCHLAND) GMBH & CO. KG


                                     By: /s/ Michael Tsavaris
                                     ------------------------
                                     Name:   Michael Tsavaris
                                     Title:


                                     NFO WORLDWIDE, INC.

                                     By: /s/ P.G. Healy
                                     ------------------
                                     Name:   P.G. Healy
                                     Title:


                                     EQUITA BETEILIGUNGEN KGAA

                                     By: /s/ Dr. Michael Hoenig
                                     --------------------------
                                     Name:    Dr. Michael Hoenig
                                     Title:   Authorized Representative
                                     Address: Am Pilgerrain 17
                                              Bad Homburg, Germany


                                     /s/ Dr. Hartmut Kiock
                                     ---------------------
                                     Name:    Dr. Hartmut Kiock
                                     Address: Nicolai Platz 1a
                                              Muenchen, Germany


                                     /s/ Werner Hampf
                                     ----------------
                                     Name:    Werner Hampf
                                     Address: Kreuzbergstrasse 3
                                              Bergkirchen, Germany


                                     /s/ Dr. Lena-Renate Ernst
                                     -------------------------
                                     Name:    Dr. Lena-Renate Ernst
                                     Address: Grosshesseloherstrasse 14
                                              Muenchen, Germany

                                                                       Exhibit A
                                                                       ---------

                                     FORM OF
                             STOCK TRANSFER DOCUMENT

         By signing this Stock Transfer Document the undersigned shareholder of Infratest Burke Aktiengesellschaft Holding tranfers title and ownership in the attached share certificate to NFO Europe (Deutschland) GmbH & Co. KG in accordance with the Stock Purchase Agreement entered into on November 10, 1998, and with effect as from the closing of the transactions described herein.


                                                  ------------------------------